Exhibit 5.1

August 28, 2026

NextBoat Inc.

1701 Jel Wade Dr.

Wilmington, NC 28401

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for NextBoat Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, as amended (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering (i) the offer and sale by the Company of 3,400,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock” and such shares, the “Company Shares”), (ii) the offer and sale by certain existing selling stockholders of 600,000 shares of Common Stock (the “Selling Stockholder Shares”), (iii) up to 600,000 additional shares of Common Stock that may be offered and sold by the Company upon exercise of the underwriter’s over-allotment option (the “Over-allotment Shares”), (iv) warrants to purchase up to 230,000 shares of Common Stock to be issued to the underwriter (the “Underwriter’s Warrants”) and the shares of Common Stock issuable upon exercise thereof, (v) up to 1,250,000 warrants to purchase shares of Common Stock to be issued to MarineMax, Inc. and registered for resale (the “MarineMax Warrants”), and (vi) up to 1,250,000 shares of Common Stock issuable upon exercise of the MarineMax Warrants (collectively, the “Securities”). The Company Shares, Selling Stockholder Shares and Over-allotment Shares are to be offered and sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders and the underwriter.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation, as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of underwriting agreement, (v) the form of Underwriter’s Warrant, (vi) the Strategic Partnership and Revenue Sharing Agreement dated June 25, 2026, by and among MarineMax, Inc., Off The Hook Yacht Sales NC, LLC and the Company (the “Partnership Agreement”), and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	The Company Shares and the Over-allotment Shares, when issued and sold by the Company against payment therefor in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock. The Selling Stockholder Shares, as outstanding shares of Common Stock owned by the Selling Stockholders and offered for resale pursuant to the Prospectus, are validly issued, fully paid and non-assessable shares of Common Stock. This opinion addresses the Selling Stockholder Shares in their existing outstanding status and does not treat them as newly issued by the Company.

(ii)	The issuance of the Underwriter’s Warrants, when effected pursuant to a final warrant instrument duly authorized, executed and delivered by the parties thereto, conforming in all material respects to the form of Underwriter’s Warrant reviewed by us and in accordance with the Underwriting Agreement, will be duly authorized by all necessary corporate action of the Company under the Nevada Revised Statutes.

(iii)	The shares of Common Stock issuable upon exercise of the Underwriter’s Warrants, when issued upon due exercise of such warrants in accordance with their terms and upon payment in full of the applicable exercise price or delivery of other consideration permitted by their terms, and provided that the Company has a sufficient number of authorized but unissued shares of Common Stock at the time of issuance, will be validly issued, fully paid and non-assessable shares of Common Stock.

(iv)	The issuance of the MarineMax Warrants, when effected pursuant to a final warrant instrument duly authorized, executed and delivered by the parties thereto, conforming in all material respects to the applicable transaction terms in the Partnership Agreement reviewed by us and in accordance with such instrument, will be duly authorized by all necessary corporate action of the Company under the Nevada Revised Statutes.

(v)	The shares of Common Stock issuable upon exercise of the MarineMax Warrants, when issued upon due exercise of such warrants in accordance with their terms and upon payment in full of the applicable exercise price or delivery of other consideration permitted by their terms, and provided that the Company has a sufficient number of authorized but unissued shares of Common Stock at the time of issuance, will be validly issued, fully paid and non-assessable shares of Common Stock.

The opinions expressed herein are limited to the Nevada Revised Statutes, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion as to the enforceability or binding effect of any warrant instrument or as to whether the Underwriter’s Warrants or the MarineMax Warrants constitute binding obligations of the Company.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP